Exhibit 10.1

*Portions of this exhibit marked [*] are requested to be treated confidentially.

Patent and Technology License Agreement

This Patent and Technology License Agreement (“Agreement”) is made by and between The Board of Regents (“Board”) of The University of Texas System (“System”), an agency of the State of Texas, whose address is 210 West 7th Street, Austin, Texas 78701, on behalf of The University of Texas M. D. Anderson Cancer Center (“MD Anderson”), a member institution of System, and Citius Pharmaceuticals, Inc., a Nevada corporation having a principal place of business located at 11 Commerce Drive, First Floor, Cranford, New Jersey 07016 (“Licensee”).

Recitals

A.	Board owns Licensed Subject Matter (defined below).

B.	Board, through MD Anderson, has determined that development and commercialization of the Licensed Subject Matter is in the public’s best interest and is consistent with Board’s educational and research missions and goals.

C.	Board desires to have the Licensed Subject Matter developed and commercialized for the benefit of Licensee, the inventors, Board, System, MD Anderson, and the public.

D.	Licensee desires to secure a license to practice the Licensed Subject Matter.

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, the parties agree as follows:

I. Effective Date

1.1	This Agreement is effective as of the date fully executed by all parties (“Effective Date”).

II. Definitions

As used in this Agreement, the following terms have the meanings indicated:

2.1	Affiliate means any business entity which, before or after the Effective Date, directly or indirectly through one (1) or more intermediaries controls, is controlled by or is under common control with Licensee. For purposes of this definition, a business entity shall be deemed to “control” another business entity if it (a) owns, directly or indirectly, beneficially or legally, at least fifty percent (50%) of the outstanding voting securities or capital stock of such other business entity, or has other comparable ownership interest with respect to any business entity other than a corporation, or (b) has the power, whether pursuant to contract, ownership of securities or otherwise, to direct the management and policies of the business entity.

2.2	Combination Product means any product comprised of a combination of (i) a Licensed Product and (ii) any active ingredient(s), device(s), delivery system(s) or other technology(ies) for which rights are not included in the license granted under this Agreement but, with respect to the item(s) in (ii), which may each or collectively form the basis for a separately saleable product (an “Independent Subproduct”).

2.3	Control including the correlative terms “Controls,” “Controlled by,” and “under common Control with,” means (a) the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a Person, or (b) the ownership, directly or indirectly, of more than fifty percent (50%) of the outstanding securities or other ownership interest of such Person.

2.4	Change of Control means any of the following, pursuant to any transaction or series of related transactions occurring on or after the Effective Date:

(a)	any person, corporation, partnership, syndicate, trust, estate or other Group (as defined in Section 13(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)), acting with a view to the acquisition, holding or disposition of securities or ownership interests of Licensee, (i) becomes, directly or indirectly through one or more series of transactions, the beneficial owner, as defined in Rule 13d-3 under the Exchange Act (“Beneficial Owner”), of securities or other ownership interests of Licensee representing more than fifty percent (50%) of the voting power of all outstanding securities or other ownership interests of Licensee having the right under ordinary circumstances to vote at an election of the Board of Directors or other governing body of such Licensee (the “Licensee Voting Securities”), or (ii) becomes in direct or indirect Control of the Licensee; provided, however, that the sale by Licensee of shares of its capital stock to investors in bona fide equity financing transactions are not a Change of Control for purposes of this Section 2.4(a), but only to the extent that existing stockholders of Licensee owning, in the aggregate, ninety-five percent (95.0%) of the issued and outstanding securities of the Licensee do not receive any proceeds from, related to, or otherwise in connection with such bona fide equity financing transactions;

(b)	the consummation of a reorganization, merger, consolidation, or similar transaction involving Licensee, unless,

(i)	the stockholders or other equity owners of Licensee immediately prior to the reorganization, merger, consolidation, or similar transaction involving Licensee, beneficially own, in the aggregate, immediately after the reorganization, merger, consolidation, or similar transaction, shares or other ownership interests entitling such stockholders to beneficially own, in the aggregate, fifty percent (50.0%) or more of the voting power of the outstanding securities or other ownership interests of the corporation or entity resulting from or surviving such reorganization, merger, consolidation, or similar transaction, or having the right under ordinary circumstances to vote at an election of the board of directors or other governing body of such resulting corporation or entity in substantially the same proportions as their ownership, immediately prior to such reorganization, merger, consolidation, or similar transaction, of the Licensee Voting Securities; or

(ii)	the individuals serving as members of the Board of Directors or other governing body of Licensee, immediately prior to the reorganization, merger, consolidation, or similar transaction, constitute, immediately after such reorganization, merger, consolidation, or similar transaction, all of the board of directors or other governing body of the corporation or other entity surviving or resulting from such reorganization, merger, consolidation, or similar transaction;

(c)	the consummation of a sale or other disposition of all or a material portion of the assets of Licensee or one of Licensee’s Affiliates, in either case including the Licensed Subject Matter, and including without limitation, an assignment of this Agreement to a party other than an Affiliate of Licensee (“Assignment”);

(d)	an initial public offering by the Licensee or by one of the Licensee’s Affiliates provided that such Affiliate is a sublicensee under this Agreement or has been extended rights by Licensee under this Agreement; or

(e)	the approval of the stockholders or other equity owners of Licensee or one of Licensee’s Affiliates of a plan of complete liquidation of the Licensee or such Licensee Affiliate; provided, however, that a liquidation in which none of the common and the preferred stockholders or other equity owners of the Licensee or Licensee’s Affiliates, as applicable, has received any distribution as a result of the liquidation preference of Licensee is not a Change of Control for purposes of this Section 2.4(d).

2.5	European Union means the countries comprising the European Union as of the Effective Date.

2.6	Independent Subproduct shall have the meaning set forth in Section 2.2.

2.7	Licensed Field means any and all uses and applications relating to breast implants, including without limitation coatings and expanders used for either reconstructive or cosmetic purposes. The Licensed Field excludes any use or application other than with respect to breast implants.

2.8	Licensed Products means any material, composition, product, or service comprising, using, or made using any portion of Licensed Subject Matter.

2.9	Licensed Subject Matter means (a) Patent Rights, (b) Technology Rights, and/or (c) inventions covered by Patent Rights and/or Technology Rights.

2.10	Licensed Territory means worldwide.

2.11	Net Sales means the gross revenues invoiced by, or on behalf of Licensee or its Affiliate(s) from a Sale less the following items, to the extent that such items have not been previously accounted for in the invoiced amount:

(a)	trade, quantity, and other discounts actually granted;
(b)	rebates, credits, and chargeback payments actually granted to managed health care organizations, wholesalers, or to federal, state/provincial, local and other governments, including their agencies, purchasers, and/or reimbursers;
(c)	sales and/or use taxes actually paid;
(d)	import or export duties, tariffs, or taxes actually paid;
(e)	transportation and insurance charges actually paid or allowed;
(f)	allowances, rebates, credits, or refunds for returned or defective goods (not exceeding the original billing or invoice amount);

all as recorded by Licensee in its official books and records in accordance with applicable generally accepted accounting practices and consistent with their financial statements and/or, if applicable, regulatory filings with the United States Securities and Exchange Commission.

If a Licensed Product is sold as part of a Combination Product, Net Sales shall be calculated by multiplying Net Sales for such Combination Product by the fraction A/(A+B) (“Reduction Factor”) where A is the invoice price of the Licensed Product when sold separately, and B is the aggregate invoice price of the Independent Subproduct(s) in the combination when sold separately. If either the Licensed Product or the Independent Subproduct(s) is(are) not at that time sold separately, then the allocation of Net Sales shall be commercially reasonable and determined by good faith negotiation between MD Anderson and Licensee, based on the relative value of the Licensed Product and Independent Subproduct(s), consistent with the formula provided above but, in such case, Licensee shall have no right to sell the combination product until MD Anderson and Licensee have reached a written agreement with respect to the royalty rate to be paid by Licensee with respect to such combination product. Notwithstanding the foregoing, in no event shall the Reduction Factor for Net Sales for the Combination Product in such written agreement be less than fifty percent (50%).

2.12	Patent Expenses means documented out-of-pocket expenses incurred by MD Anderson in preparing (including conducting prior art searches, if any), filing, prosecuting (including post-grant proceedings), defending, enforcing and maintaining patent applications and patents under Patent Rights.

2.13	Patent Rights means the Board’s rights in:

(a)	the patents and patent applications listed in Exhibit I to this Agreement;

(b)	all non-provisional patent applications that claim priority to, or common priority with, any of the provisional applications listed in subpart (a) provided that the claims of such non-provisional applications are entitled to claim priority to such provisional applications;

(c)	all divisionals, continuations and continuations-in-part of the non-provisional patent applications identified in (a) and (b), above provided that the claims of such continuations-in-part are entitled to claim priority to at least one of the patent applications identified in (a) or (b), above;

(d)	all reissues, reexaminations, extensions, supplementary protection certificates, and foreign counterparts of any of the patents or patent applications identified in (a), (b) or (c), above; and

(e)	any patents that issue with respect to any of the patent applications listed in (a), (b), (c) or (d), above.

2.14	For purposes of Section 2.3, Person means any individual, partnership, joint venture, limited liability company, corporation, firm, trust, association, unincorporated organization, governmental authority or agency, or any form of legal entity under applicable laws not specifically listed herein.

2.15	Regulatory Approval means the approval or clearance needed in a particular country or jurisdiction by a Regulatory Authority to begin marketing and/or sale of a Licensed Product in such country or jurisdiction, which shall include, if applicable, pricing approvals.

2.16	Regulatory Authority means any applicable governmental regulatory authority involved in granting approvals for marketing and/or sale of a Licensed Product, including without limitation, the United States Food and Drug Administration (“FDA”).

2.17	Sale, Sell, or Sold means the transfer or disposition of a Licensed Product for value by Licensee or any Affiliate of Licensee; provided, however, that the following transfers and dispositions of a Licensed Product for value shall not be included in Sales:

(a)	Any transfer to a Royalty Free Practitioner. As used herein, “Royalty-Free Practitioner” means MD Anderson and the following individuals: Issam Raad, M.D.; George Viola, M.D.; and Jesse Selber, M.D. (“Physician Inventors”), and any partner or associate who practices medicine with one or more of the Physician Inventors, but with respect to such partner or associate, only for such time as he/she is engaged in a bona fide medical practice with one or more of the Physician Inventors;

(b)	Any transfer to Licensee or any Affiliate of Licensee, unless such Licensee or Affiliate acquires such Licensed Product for end use; and

(c)	Any transfer of Licensed Products provided for clinical trials, research purposes, or charitable or compassionate use purposes for consideration at or below cost.

2.18	Technology Rights means Board’s rights in technical information, know-how, processes, procedures, compositions, devices, methods, formulas, protocols, techniques, designs, drawings or data created at MD Anderson before the Effective Date by the inventor(s) listed in Exhibit I while employed at MD Anderson and within the Licensed Field which (a) are not covered by Patent Rights, (b) facilitate the practice, development, manufacture, use, and/or selling of invention(s) claimed in the patents and/or patent applications listed in the definition of Patent Rights, whether outstanding, expired or abandoned; and (c) have no obligations or encumbrances in favor of or benefitting any third party and are not otherwise subject to contractual or legal restrictions that would preclude a license to Licensee under this Agreement.

2.19	Valid Claim means a claim of (a) an issued and unexpired patent included within the Patent Rights unless the claim has been held unenforceable or invalid by the final, un-reversed, and un-appealable decision of a court or other governmental body of competent jurisdiction, has been irretrievably abandoned or disclaimed, or has otherwise been finally admitted or finally determined by the relevant governmental authority to be invalid, un-patentable or unenforceable, whether through reissue, reexamination, disclaimer or otherwise, or (b) a pending patent application within the Patent Rights to the extent the claim continues to be prosecuted in good faith.

III. License

3.1	Board, through MD Anderson, hereby grants to Licensee a royalty-bearing, exclusive license (with no right to grant sublicenses) under Patent Rights to manufacture, have manufactured, use, import, offer to sell and/or sell Licensed Products within Licensed Territory for use within Licensed Field.

3.2	Board, through MD Anderson, hereby grants to Licensee a royalty-bearing, non-exclusive license (with no right to grant sublicenses) under Technology Rights to manufacture, have manufactured, use, import, offer to sell and/or sell Licensed Products within Licensed Territory for use within Licensed Field.

3.3	Licensee may extend the grants of Sections 3.1 and 3.2 to any Affiliate provided that such Affiliate consents in writing to be bound by this Agreement to the same extent as Licensee; provided, however, that such Affiliate shall not further extend or sublicense the grants of Sections 3.1 and 3.2 to another Affiliate or any other third-party. For the avoidance of doubt, if Licensee extends such license grants to one of its Affiliates, as contemplated by this Section 3.3, such Affiliate shall comply, and Licensee shall also be liable for each such Affiliate’s compliance, with all of the terms and conditions of this Agreement.

3.4	The grants of this Article III are further subject to 13.2 and 13.3 hereinbelow, the payment by Licensee to MD Anderson of all consideration as provided herein, and are further subject to the following rights retained by Board and MD Anderson to:

(a)	Publish the general scientific findings from research related to Licensed Subject Matter, subject to the terms of Article X–Confidential Information and Publication; and

(b)	Use Licensed Subject Matter for patient care at MD Anderson, non-commercial research, teaching, and other academically-related purposes; and

(c)	Transfer Licensed Subject Matter to academic or research institutions for non-commercial research use.

3.5	The parties hereby acknowledge and agree that any exercise by Licensee of the license grant set forth in this Section 3.1 and/or Section 3.2 outside the scope of the Licensed Field shall be deemed a material breach of this Agreement.

3.6	Licensee, itself or through an Affiliate, shall use commercially reasonable efforts to make Licensed Products commercially available in the Licensed Field within the Licensed Territory. The efforts of Licensee’s Affiliates shall be deemed efforts of Licensee for the purpose of determining Licensee’s compliance with this Section 3.6. Without limiting the foregoing, Licensee shall use commercially reasonable efforts to:

(a)	maintain a bona fide, funded, ongoing and active research, development, manufacturing, regulatory, marketing or sales program (all as commercially reasonable) to make Licensed Products commercially available in the Licensed Field to the public as soon as commercially practicable within the Licensed Territory, and

(b)	achieve the following Diligence Milestone Events by the deadlines indicated:

Table 3.6(b)
Diligence Milestone Events	Deadlines
1. Submit a 510(k) application to the FDA	Not later than [*] months after the Effective Date
2. Receive Regulatory Approval from FDA	Not later than [*] months after the Effective Date
3. First Sale	Not later than [*] months after the Effective Date

In the event that the FDA determines that Licensed Products must be approved via any process other than the 510(k) clearance process, and Licensee subsequently files an appeal with the FDA seeking a reexamination or reclassification of the clearance or approval process necessary to Sell Licensed Products, this Section 3.6(b) is automatically amended such that each deadline set forth in Table 3.6(b) is extended by the longer of (i) [*], or (ii) for so long as such appeal is pending before the FDA, or (iii) in the event such appeal is unsuccessful, for so long as Licensee is diligently pursuing judicial review thereof.

In the event that the FDA determines that Licensed Products must be approved via the premarket approval (“PMA”) process rather than via the 510(k) clearance process, this Section 3.6(b) is automatically amended such that Diligence Milestone Event 1 of Table 3.6(b) instead reads “Submit a PMA application to the FDA,” and each deadline set forth in Table 3.6(b) is extended by [*].

In the event that the FDA makes a final, unappealable decision that a New Drug Application (“NDA”) is required prior to Sale of any Licensed Products, Licensee’s obligations to achieve the Diligence Milestones under this Section 3.6(b) are waived.

If the obligations under Sections 3.6(a) and 3.6(b) are not fulfilled, Board and/or MD Anderson may treat such failure as a breach in accordance with Section 12.3(c).

(c)	Within thirty (30) calendar days following each anniversary of the Effective Date, Licensee will deliver to MD Anderson a written progress report as to Licensee’s and its Affiliates’ efforts and accomplishments during the preceding year in using commercially reasonable efforts to develop and/or commercialize, as applicable, the Licensed Subject Matter in the Licensed Territory and Licensee’s development and/or commercialization plans, as applicable, for the upcoming year.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

IV. Consideration, Payments and Reports

4.1	In consideration of rights granted by Board to Licensee under this Agreement, Licensee agrees to pay MD Anderson each of the following:

(a)	All Patent Expenses incurred by or for MD Anderson after the Effective Date for so long as this Agreement remains in effect; provided however, that if Board, System or MD Anderson licenses Patent Rights to a party other than Licensee, then Licensee shall pay a pro rata share of the Patent Expenses incurred by MD Anderson based on the number of licenses for the Patent Rights during the time each such Patent Expense is incurred. MD Anderson will invoice Licensee on a quarterly basis after the Agreement is fully executed. The invoiced amounts will be due and payable by Licensee within thirty (30) calendar days of invoice. Patent Expense payment delinquencies will be considered a payment default under Section 12.2(b); and

(b)	A nonrefundable upfront license fee in the amount of $125,000.00. This fee will not reduce the amount of any other payment provided for in this Article IV, and is due and payable within thirty (30) calendar days after the Agreement has been fully executed by all parties. The obligation to timely pay the license upfront fee is not subject to any cure period; and

(c)	Until and ceasing upon the first Sale, nonrefundable annual maintenance fees (“Annual Maintenance Fees”) in the amount of $30,000.00, increasing annually by $15,000.00 until an amount of $90,000.00 until first Sale (for example, the Annual Maintenance Fees due for the second, and third, fourth, and fifth anniversaries of the Effective Date would be $45,000.00, and $60,000.00, $75,000.00, and $90,000.00, respectively, assuming such Annual Maintenance Fee is otherwise payable in accordance with the terms of this Agreement). Annual Maintenance Fees are due and payable (without invoice) within thirty (30) calendar days of each anniversary of the Effective Date until the first Sale. The Annual Maintenance Fees will not reduce the amount of any other payment provided for in this Article IV; and

(d)	A running tiered royalty on Net Sales of all Licensed Products in the Licensed Territory as set forth in Table 4.1(d) will apply:

Table 4.1(d)
Aggregate Net Sales in any calendar year	Royalty Rate on Net Sales
Net Sales up to and including $15 million	[*]%
Net Sales greater than $15 million	[*]%

If neither a particular Licensed Product nor the use thereof is covered by a Valid Claim in the United States at the time that such Licensed Product is Sold in the United States, then for so long as there is no such Valid Claim during the Royalty Term in the United States, the Royalty Rate on the Net Sales of such Licensed Product Sold in the United States shall be reduced by twenty-five percent (25%), such that the rates set forth in Table 4.1(d) will be, respectively, [*]% and [*]%; and

(e)	After the first Sale, minimum annual royalties (“Minimum Annual Royalties”) of $100,000.00, increasing by $25,000.00 each year thereafter (for example, the Minimum Annual Royalties due for the second, third, and fourth anniversaries of the Effective Date are $125,000.00, $150,000.00, and $175,000.00, respectively, etc.), due and payable (without invoice) within thirty (30) calendar days of the first and subsequent anniversaries of the Effective Date which follows the first Sale; provided, however, that in the event that there is less than a twelve (12) month period between the first Sale, and the first anniversary of the Effective Date which follows the first Sale, then Licensee shall pay the following:

(i)	the Annual Maintenance Fee due for that year multiplied by the fraction A/C, where A is the number of months between the anniversary of the Effective Date preceding the first Sale and the first Sale, and C is twelve (12); and

(ii)	the Minimum Annual Royalties multiplied by the fraction B/C, where B is the number of months between the first Sale and the first anniversary of the Effective Date which follows the first Sale, C is twelve (12), and A + B = twelve (12).

Running royalties accrued under Section 4.1(d) and paid to MD Anderson during the one-year period preceding an anniversary of the Effective Date shall be credited against the Minimum Annual Royalties due on that anniversary date; and

(f)	The following one-time milestone payments:

Table 4.1(f)
Milestone Events for Licensed Products	Milestone Payment
Regulatory Approval of a Licensed Product in the United States	$[*]
Regulatory Approval of a Licensed Product in a country within the European Union	$[*]
Net Sales collectively exceed $25,000,000.00	$[*]
Net Sales collectively exceed $50,000,000.00	$[*]
Net Sales collectively exceed $100,000,000.00	$[*]

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

Licensee shall notify MD Anderson in writing immediately upon achievement of any of the foregoing milestones. Each of the foregoing milestone payments shall be made by Licensee to MD Anderson (without invoice) within forty-five (45) calendar days of achieving the milestone event and shall not reduce the amount of any other payment provided for in this Article IV. Notwithstanding anything to the contrary, each milestone payment is payable only once under this Agreement, with respect to the initial accomplishment thereof, regardless of the number of Licensed Products or the number of times such milestone may be achieved; and

(g)	a payment of $[*] upon the first three (3) Change of Control events effected after the Effective Date and upon each and every Assignment (“Transaction Value Payout”). Such payment shall be due and payable within forty-five (45) days following the closing of such Change of Control.

4.2	Unless otherwise provided, all such payments are payable within one hundred and five (105) calendar days or contemporaneously with submission of information relating thereto to the Securities Exchange Commission (whichever is earlier) after March 31, June 30, September 30, and December 31 of each year during the term of this Agreement, at which time after first Sale Licensee will also deliver to MD Anderson a true and accurate report, giving such particulars of the business conducted during the preceding three (3) calendar months under this Agreement as necessary for MD Anderson to account for Licensee’s payments hereunder. This report will include pertinent data, including, but not limited to each of the following:

(a)	The accounting methodologies used to account for and calculate the items included in the report and any differences in such accounting methodologies used by Licensee since the previous report;
(b)	A list of Licensed Products produced or provided for the three (3) preceding calendar months;
(c)	The total quantities of Licensed Products produced or provided;
(d)	The total Sales;
(e)	The calculation of Net Sales;
(f)	The royalties so computed and due MD Anderson by the Royalty Rate on Net Sales listed in Table 4.1(d) and/or Minimum Annual Royalties; and
(g)	All other amounts due MD Anderson herein.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

Simultaneously with the delivery of each such report, Licensee agrees to pay MD Anderson the amount due, if any, for the period of such report. These reports are required even if no payments are due.

4.3	For as long as Licensed Products are being sold or distributed and for one (1) year thereafter, Licensee agrees to keep complete and accurate records of its Sales and Net Sales in sufficient detail to enable the royalties and other payments due hereunder to be determined. Licensee agrees to permit a mutually agreeable, nationally recognized independent accounting firm who has signed a non-disclosure agreement reasonably acceptable to Licensee, at MD Anderson’s expense, to examine only those of Licensee’s books, ledgers, and records hereunder at a mutually agreed upon time during regular business hours, but no more than once per calendar year and only after MD Anderson has provided Licensee with 30 days’ prior written notice, for the purpose of and to the extent necessary to verify the accuracy of royalty payments, other payments, and reports required pursuant to Section 4.2. All written reports, summaries thereof, and any correspondence related to any such audit shall be Confidential Information of Licensee. If any amounts due MD Anderson are determined to have been underpaid in an amount equal to or greater than five percent (5%) of the total amount due during the period so examined, then Licensee will pay the reasonable, documented out-of-pocket cost paid by MD Anderson for the examination. Licensee shall pay accrued interest at 1% per month on any and all late payments under this Agreement (regardless of whether the deficiency is identified by audit or otherwise), with such interest commencing on the date after the due date.

4.4	All amounts payable hereunder by Licensee shall be made in United States Dollar denominated funds, free and clear and without any deduction, set-off, or reduction for or on account of any tax, levy, impost, duty, charge, fee or withholding of any nature now or hereafter imposed by any governmental, fiscal or other authority.

Payments shall be by checks made payable to The University of Texas M. D. Anderson Cancer Center, and sent by United States mail to Box 4390, Houston, Texas 77210-4390, or by wire transfer to:

[*]

SWIFT: [*]

ABA ROUTING NO: [*] (wire)

ABA ROUTING NO: [*] (ACH)

ACCOUNT NAME: [*]

ACCOUNT NO.: [*]

REFERENCE: include title and Effective Date of Agreement and type of payment (e.g., license upfront fee, milestone payment, royalty, maintenance fee, etc.) and list applicable patent/application identified by MD Anderson reference number and patent number or application serial number.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

4.5	No payments due or royalty rates owed under this Agreement will be reduced as the result of co-ownership of Licensed Subject Matter by Board and another party, including, but not limited to, Licensee.

4.6	If payment requires delivery of an invoice, then MD Anderson’s delay in providing an invoice shall not excuse or waive any payment obligation of Licensee, but the deadline for Licensee’s payment shall be extended by the period of such delay. An invoice shall be deemed to be delivered to Licensee if transmitted to Licensee’s address in Section 14.2. Any failure by Licensee to update its billing address shall not excuse timely payment.

V. Patents and Inventions

5.1	MD Anderson shall be responsible for filing, prosecution and maintenance of patent applications and patents within the Patent Rights. MD Anderson shall instruct such patent counsel to furnish Licensee with copies of all substantive correspondence with patent offices, and shall give Licensee the opportunity to provide comments on and make requests of MD Anderson concerning the filing, prosecution and maintenance of the Patent Rights, which comments and requests shall not be unreasonably refused. If both parties agree that a new patent application should be filed for Licensed Subject Matter, MD Anderson will prepare and file each such appropriate patent application, and Licensee will pay the related Patent Expenses. If Licensee notifies MD Anderson in writing that it does not intend to pay for the preparation, filing, prosecution, or maintenance of any patent or patent application within the Patent Rights (“Abandoned Patent Rights”), then MD Anderson may, in its sole discretion, elect to file, not file, continue prosecution or maintenance, or abandon such patent application or patent at its own expense and shall notify Licensee of its decision. Licensee’s rights and obligations in any Abandoned Patent Rights shall terminate immediately upon MD Anderson’s notification to Licensee of such election, but Licensee’s rights in all other Patent Rights shall remain unaffected. System, Board, or MD Anderson shall provide written notice (“Abandonment Notice”) to Licensee prior to abandoning prosecution or maintenance of any patent or patent application included in the Patent Rights. MD Anderson may not abandon any such Patent Right without express written consent of Licensee, such consent must be provided within ten (10) days. Notwithstanding the foregoing, MD Anderson may abandon such Patent Rights if Licensee (a) is delinquent in its payment by thirty (30) or more days with respect to any invoiced Patent Expenses or other invoiced payment obligation hereunder and (b) has not cured such delinquency after within thirty (30) calendar days after receiving written notice pursuant to Section 14.2 from MD Anderson of such delinquency.

5.2	Licensee shall reasonably cooperate with MD Anderson regarding all patent prosecution deadlines, including without limitation any deadlines imposed by the Bayh-Dole Act or modifications or amendments thereto.

5.3	The parties agree that they share a common legal interest to get valid, enforceable patents and that Licensee will keep all privileged information received pursuant to this Section confidential.

5.4	If Licensee is delinquent with respect to any invoiced Patent Expenses or other invoiced payment obligation hereunder and has not cured such delinquency after within thirty (30) calendar days after receiving written notice pursuant to Section 14.2 from MD Anderson of such delinquency, then Board, MD Anderson, and the counsel prosecuting licensed patents and patent applications shall have no obligation to confer or otherwise communicate with, or provide any information to, Licensee under this Article V of this Agreement unless and until Licensee is no longer in arrears on all payments and obligations under this Agreement.

VI. Infringement by Third Parties

6.1	Licensee shall have the exclusive first and primary right, but not the obligation, to institute, prosecute, and control any action or proceeding with respect to the infringement of any patent exclusively licensed hereunder by third parties in the Licensed Field within the Licensed Territory, with mutually agreeable counsel on any matter where such counsel represents Board or MD Anderson, and Licensee and such counsel agree to follow all required procedures of the Texas Attorney General regarding retention of outside counsel for state entities. Licensee shall be free to enter into a settlement, consent judgment, or other voluntary disposition with respect to any such action, provided that any settlement, consent judgment or other voluntary disposition thereof shall be subject to approval by Board and/or MD Anderson, if so required under any policy, rule or regulation of MD Anderson and/or Board, or any law of the State of Texas, which approval shall not be unreasonably withheld or explicitly rejected, with any such rejection to be accompanied by a reasonably detailed explanation for such rejection. In the event approval by Board is required, MD Anderson’s Office of Technology Commercialization shall endeavor to obtain such approval consistent with Board’s requirements and practices. Any recovery for actual damages or punitive or enhanced damages shall first be reimbursed to Licensee for its documented, third-party expenses in enforcing the Patent Rights and amounts actually reimbursed by Licensee to MD Anderson under this Section 6.1; any amounts in excess thereof shall be shared by Licensee with MD Anderson as follows: [*]% of such recovery shall be provided to MD Anderson and [*]% shall be retained by Licensee. Licensee must notify MD Anderson in writing of any potential infringement in the Licensed Field within the Licensed Territory within thirty (30) calendar days of knowledge thereof. MD Anderson agrees to its normal and customary efforts to monitor for any potential infringement in the Licensed Field within the Licensed Territory, and MD Anderson must notify Licensee in writing of any potential infringement in the Licensed Field within the Licensed Territory within thirty (30) calendar days of the MD Anderson Office of Technology Commercialization’s knowledge thereof. If Licensee does not file suit against a substantial infringer in the Licensed Field within the Licensed Territory within six (6) months of Licensee’s knowledge thereof, then Board or MD Anderson may, at its sole discretion upon sixty (60) calendar days’ notice, enforce any patent licensed hereunder on behalf of itself and Licensee, with MD Anderson retaining all recoveries from such enforcement; provided, however, that MD Anderson shall first consult with Licensee and shall not initiate a suit or other action if Licensee reasonably believes there is significant risk that such suit or action would jeopardize its rights under the Agreement.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

VII. Patent Marking

7.1	Licensee agrees that all packaging containing individual Licensed Product(s), documentation therefor, and, when possible, actual Licensed Product(s) sold by Licensee will be appropriately marked with the number of any applicable patent(s) licensed hereunder in accordance with each country’s patent laws, including Title 35, United States Code, to the extent such marking is necessary or required to fully preserve Patent Rights in each such country or the right to recover damages for infringement thereof.

VIII. Indemnification and Insurance

8.1	LICENSEE AGREES TO HOLD HARMLESS AND INDEMNIFY BOARD, SYSTEM, MD ANDERSON, THEIR REGENTS, OFFICERS, EMPLOYEES, STUDENTS AND AGENTS (THE “UT INDEMNITEES”) FROM AND AGAINST ANY THIRD-PARTY CLAIMS, DEMANDS, OR CAUSES OF ACTION WHATSOEVER, COSTS OF SUIT AND REASONABLE ATTORNEY’S FEES (INCLUDING WITHOUT LIMITATION, THOSE COSTS ARISING ON ACCOUNT OF ANY INJURY OR DEATH OF PERSONS OR DAMAGE TO PROPERTY) CAUSED BY, OR ARISING OUT OF, OR RESULTING FROM, THE EXERCISE OR PRACTICE BY LICENSEE, ITS OFFICERS, ITS AFFILIATES OR THEIR OFFICERS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF THE RIGHTS GRANTED HEREUNDER, EXCEPT TO THE EXTENT CAUSED BY (1) ANY GROSS NEGLIGENCE OR WILLFUL MISCONDUCT ON THE PART OF ANY UT INDEMNITEE, (2) ANY BREACH OF THIS AGREEMENT BY BOARD OR MD ANDERSON, OR (3) ANY VIOLATION OF LAW BY BOARD OR MD ANDERSON.

8.2	IN NO EVENT SHALL LICENSEE, BOARD, SYSTEM, OR MD ANDERSON BE LIABLE FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES (INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF PROFITS OR EXPECTED SAVINGS OR OTHER ECONOMIC LOSSES, OR FOR INJURY TO PERSONS OR PROPERTY) ARISING OUT OF, OR IN CONNECTION WITH, THIS AGREEMENT OR ITS SUBJECT MATTER, REGARDLESS OF WHETHER BOARD, SYSTEM OR MD ANDERSON KNOWS OR SHOULD KNOW OF THE POSSIBILITY OF SUCH DAMAGES.

8.3	LICENSEE’S OBLIGATIONS TO HOLD HARMLESS AND INDEMNIFY THE UT INDEMNITEES IN SECTION 8.1 AND THE LIMITATION OF LIABILITY IN SECTION 8.2 SHALL INCLUDE, BUT ARE NOT LIMITED TO, ANY CLAIM ALLEGING STRICT STATUTORY LIABILITY, OR PRODUCT DEFECT LIABILITY THAT ARISES OUT OF, RELATES TO, IS CAUSED IN WHOLE OR IN PART BY, OR RESULTS FROM THE USE OR SALE OF ANY TANGIBLE MATERIALS (INCLUDING BIOLOGICAL MATERIALS) PROVIDED TO LICENSEE BY BOARD OR MD ANDERSON UNDER OR IN CONNECTION WITH THIS AGREEMENT OR PRODUCTS USED OR SOLD BY LICENSEE.

8.4	Beginning at the time when any Licensed Subject Matter or any Licensed Product is being distributed or sold (including for the purpose of obtaining regulatory approvals) by Licensee or its Affiliate(s), Licensee shall, at its sole cost and expense, procure and maintain commercial general liability insurance in commercially reasonable and appropriate amounts with respect to Licensed Products being Sold, and Licensee shall use reasonable efforts to have the Board, System, MD Anderson, their Regents, officers, employees, students and agents named as additional insureds. Such commercial general liability insurance shall provide: (i) product liability coverage; (ii) broad form contractual liability coverage for Licensee’s indemnification under this Agreement; and (iii) coverage for litigation costs. The minimum amounts of insurance coverage required herein shall not be construed to create a limit of Licensee’s liability with respect to its indemnification under this Agreement.

8.5	Licensee shall provide MD Anderson with written evidence of such insurance within thirty (30) calendar days of its procurement. Additionally, Licensee shall provide MD Anderson with written notice of at least fifteen (15) calendar days prior to the cancellation, non-renewal or material change in such insurance.

8.6	Licensee shall maintain such commercial general liability insurance beyond the expiration or termination of this Agreement during: (i) the period that any Licensed Subject Matter developed pursuant to this Agreement is being commercially distributed or sold by Licensee, its Affiliate(s), or agent(s) of Licensee; and (ii) the five (5) year period immediately after such period.

IX. Use of Name

9.1	Licensee will not use the name of (or the name of any employee of) MD Anderson, System or Board in any advertising, promotional or sales literature, on its Web site, or for the purpose of raising capital without the advance written consent of Board secured through:

The University of Texas

M. D. Anderson Cancer Center

Legal Services, Unit 1674

P.O. Box 301407

Houston, TX 77230-1407

Notwithstanding the above, Licensee may use the name of (or name of employee of) MD Anderson, System, or Board in routine business correspondence, or as needed in appropriate regulatory submissions without written consent.

9.2	Neither Board, System, nor MD Anderson may use the name of Licensee (or the name of any Affiliate or employee thereof) in any advertising, promotional or sales literature, or on its Web site, or for the purpose of raising capital without the advance written consent of Licensee.

Notwithstanding the above, Board, System, and MD Anderson may use the name of (or name of employee of) Licensee, in routine business correspondence, or as needed in appropriate regulatory submissions without written consent.

X. Confidential Information and Publication

10.1	MD Anderson and Licensee each agree that all information disclosed by one party to the other party in connection with this Agreement (“Confidential Information”): (i) is to be received in strict confidence, (ii) is to be used only for the purposes of this Agreement, and (iii) will not be disclosed by the recipient party, its agents or employees without the prior written consent of the disclosing party, except to the extent that the recipient party can establish by competent written proof that such information:

(a)	was in the public domain at the time of disclosure;

(b)	later became part of the public domain through no act or omission of the recipient party, its employees, agents, successors or assigns;

(c)	was lawfully disclosed to the recipient party without obligation of confidentiality or limitation on use by a third party who had the lawful right to disclose such information and who did not obtain such information under an obligation of confidentiality to either party;

(d)	was already in the possession of the recipient party at the time of disclosure to recipient; or

(e)	was independently developed by the recipient party without the knowledge, use, or benefit of the disclosing party’s confidential information.

Notwithstanding the foregoing, all reports provided by Licensee and all information accessed or learned in connection with audits conducted under this Agreement shall be deemed Licensee’s Confidential Information.

10.2	Each party’s obligation of confidence hereunder will be fulfilled by using at least the same degree of care with the disclosing party’s Confidential Information as it uses to protect its own Confidential Information, but always at least a reasonable degree of care. This obligation will exist while this Agreement is in force and for a period of three (3) years thereafter.

10.3	MD Anderson reserves the right to publish the general scientific findings from its research related to Licensed Subject Matter, provided that it does not disclose Licensee’s Confidential Information. MD Anderson will submit the manuscript of any such proposed publication to Licensee at least thirty (30) calendar days before publication, and Licensee shall have the right to review and comment upon the publication in order to protect Licensee’s Confidential Information. MD Anderson will incorporate Licensee’s reasonable comments in the proposed publications, provided such modifications do not materially change the scientific content or conclusions. Upon Licensee’s request, publication may be delayed up to sixty (60) additional calendar days to enable Licensee to secure adequate intellectual property protection of Licensee’s Confidential Information that would otherwise be affected by the publication. Notwithstanding the foregoing, nothing in this Agreement shall require MD Anderson or Board to refrain from publishing any information if doing so would (a) cause MD Anderson or Board to violate any export control laws or laws that provide tax-exempt status for any bonds issued by MD Anderson or The University of Texas System, or (b) result in the inapplicability to MD Anderson or The University of Texas System of the fundamental research exclusion or exemption from U.S. export control laws for such information.

10.4	In the event that the recipient party is required to disclose the disclosing party’s Confidential Information under operation of applicable law, regulation, or order of a court or governmental administrative body having competent jurisdiction, the recipient party shall, to the extent practicable, provide the disclosing party reasonable notice of such potential disclosure so that that the disclosing party may seek a protective order or other appropriate protection or legal relief to prevent or limit such disclosure. If, in the absence of, or pursuant to the terms of, such protection or legal relief, the recipient party is nonetheless required by applicable law, regulation, or order of a court or governmental administrative body having competent jurisdiction to disclose any portion of the disclosing party’s Confidential Information, the required disclosure shall be permitted under this Agreement but shall be limited to only that portion of the disclosing party’s Confidential Information for which disclosure is so required.

10.5	The parties shall not make any public disclosure regarding this Agreement, except (a) if such disclosure has been expressly approved by the other Party (such approval not to be unreasonably withheld, conditioned or delayed), or (b) if advised by counsel to issue such disclosure in order to comply with applicable laws or a similar regulatory agency in another applicable country or of any stock exchange of other securities trading institution.

XI. Assignment

11.1	This Agreement may not be assigned by Licensee, whether by assignment, by merger, by operation of law, or by any other transfer, without the prior written consent of MD Anderson; provided, however, Licensee may assign this Agreement without such consent (A) to any Affiliate of Licensee, or (B) in connection with a Change of Control. For any assignment (including without limitation, an assignment from the Licensee to one of its Affiliates) to be effective: (a) other than solely with respect to an assignment from Licensee to an Affiliate, the Licensee must timely pay MD Anderson the Transaction Value Payout specified in Section 4.1, unless waived by MD Anderson, in its sole discretion; and (b) the assignee (including any Affiliate of Licensee) must assume in writing (a copy of which writing will be provided to MD Anderson) all of Licensee’s interests, rights, duties, and obligations under the Agreement and agree to comply with all terms and conditions of the Agreement as if the assignee were the original party (i.e., the Licensee) to the Agreement. Notwithstanding such assignment, with respect to an assignment by Licensee to one of its Affiliates, the original Licensee (together with any Affiliate to which this Agreement is assigned) shall remain responsible and liable for all of the “Licensee’s” responsibilities and liabilities under this Agreement. For the avoidance of doubt, if this Agreement is assigned to one of Licensee’s Affiliates in accordance with this Section 11.1, such Affiliate shall also be deemed to be a “Licensee” under this Agreement, and such Affiliate of Licensee shall also be liable for all responsibilities, obligations, and liabilities of Licensee under this Agreement.

11.2	Any attempt to assign this Agreement by Licensee in violation of Section 11.1 is null and void without MD Anderson’s prior written consent.

XII. Term and Termination

12.1	Subject to Sections 12.3 and 12.4 hereinbelow, the term of this Agreement is from the Effective Date until the last to occur of: (a) the expiration of all patents issued under Patent Rights (if any) and the cancellation, withdrawal, or express abandonment of all patent applications under Patents Rights (if any), or (b) the date that is the fifteenth (15th) anniversary of the Effective Date.

12.2	Any time after four (4) years from the Effective Date, Board or MD Anderson has the right to eliminate any country or jurisdiction from the Licensed Territory if Licensee, within ninety (90) calendar days after receiving written notice from MD Anderson of the intended termination, fails to provide written evidence satisfactory to MD Anderson that Licensee has commercialized or is actively and effectively attempting to commercialize a licensed invention in such country or jurisdiction. The following definitions apply to Section 12.2: (a) “commercialized” means having Sales in such jurisdiction; and (b) “actively and effectively attempting to commercialize” means having an effective, ongoing and active research, development, manufacturing, marketing or sales program as appropriate, directed toward obtaining regulatory approval, and/or production and/or Sales in any jurisdiction, and providing plans acceptable to MD Anderson, in its sole discretion, to commercialize licensed inventions in the jurisdiction(s) in which MD Anderson intends to terminate.

12.3	Subject to any rights herein which survive termination, this Agreement will earlier terminate in its entirety:

(a)	Subject to Section 12.3(f), upon thirty (30) calendar days written notice from MD Anderson, if Licensee breaches or defaults on the payment or report obligations of Article IV (excluding the license documentation fee specified in Section 4.1(b), for which no cure period applies), unless, before the end of such thirty (30)-calendar day notice period (“Notice Period”), Licensee has cured the default or breach, and so notifies MD Anderson, stating the manner of the cure, provided however any cure of breach of use of name obligations of Article IX shall be to MD Anderson’s satisfaction; provided further that the parties agree that breach or default on a payment obligation (other than failure to pay the license documentation fee specified in Section 4.1(b)), is cured by Licensee’s payment within the Notice Period of past due amounts related to such breach or default;

(b)	immediately, upon written notice from MD Anderson, if Licensee fails to timely pay the license upfront fee specified in Section 4.1(b);

(c)	upon ninety (90) calendar days written notice from MD Anderson if Licensee materially breaches or defaults on any other obligation under this Agreement, unless, before the end of such ninety (90) calendar-day notice period, Licensee has cured the default or breach and so notifies MD Anderson, stating the manner of the cure;

(d)	at any time by mutual written agreement between Licensee and MD Anderson upon one hundred eighty (180) calendar days written notice to all parties and subject to any terms herein which survive termination;

(e)	In the event that Licensee (or its Affiliate) brings an action, or participates as an adverse party in any action, before any court, agency or tribunal seeking to invalidate or otherwise challenge the enforceability of or Board’s ownership of any patent included in the Patent Rights, then MD Anderson may immediately terminate this Agreement upon written notice to Licensee and with no opportunity for Licensee to cure. Any dispute regarding the validity, enforceability or ownership of any patent included in the Patent Rights shall be litigated in the courts located in Houston, Texas, and Licensee agrees not to challenge personal jurisdiction in that forum. To the extent that Licensee unsuccessfully challenges, or participates as an adverse party in an action that unsuccessfully challenges, the validity or enforceability of any patent included in the Patent Rights, Licensee agrees to reimburse MD Anderson and Board for all costs and fees (including attorney’s fees) paid by MD Anderson and Board in defending against such challenge. Licensee understands and agrees that, in the event Licensee successfully challenges the validity or enforceability of any patent included in the Patent Rights, all payments or other consideration made or otherwise provided by Licensee to MD Anderson prior to a final, non-appealable adjudication of invalidity and/or unenforceability shall be non-refundable. The obligations of this Section shall survive the expiration or termination of this Agreement;

(f)	notwithstanding Section 12.3(a), upon thirty (30) calendar days written notice from MD Anderson if Licensee has defaulted or been late on its undisputed payment obligations pursuant to the terms of this Agreement on any two (2) occasions in a twenty-four (24) month period and subsequently fails to make an undisputed payment obligation more than fifteen (15) calendar after receiving notice from MD Anderson regarding such failure; or

(g)	upon one hundred eighty (180) calendar days written notice from Licensee to MD Anderson.

12.4	Upon termination of this Agreement:

(a)	nothing herein will be construed to release either party of any obligation maturing prior to the effective date of the termination;

(b)	Licensee covenants and agrees to remain bound by the provisions of Articles VIII (Indemnification and Insurance), IX (Use of Board and MD Anderson’s Name) and X (Confidential Information and Publication) of this Agreement; and

(c)	Licensee agrees to cease and desist any use and all Sales of the Licensed Subject Matter and Licensed Products upon termination of this Agreement; provided, however, Licensee and its Affiliates shall have the right, subject to Licensee’s payment of royalties as required under Article 4, to Sell any finished Licensed Products or Licensed Products in inventory or in the process of manufacture as of the date this Agreement is terminated (the “Termination Date”) for the twelve month period beginning on the Termination Date (“Sell-Down Period”). The reporting and audit provisions of Article 4 shall apply to any Sales of Licensed Products made during such Sell-Down Period.

XIII. Warranty: Superior-Rights

13.1	Except for the rights, if any, of the Government of the United States of America (“Government”) as set forth below, Board represents and warrants that, to the knowledge of the MD Anderson Office of Technology Commercialization, (a) Board is the sole owner of the entire right, title, and interest in and to Licensed Subject Matter, (b) Board has the right, power, and authority to grant licenses thereunder, (c) Board has not knowingly granted licenses thereunder to any other entity that would restrict rights granted hereunder except as stated herein, and (d) neither the execution of this Agreement nor the performance of Board’s or MD Anderson’s obligations hereunder will constitute a breach under the terms and provisions of any other agreement to which MD Anderson or Board is a party.

13.2	Licensee understands that the Licensed Subject Matter may have been developed under a funding agreement with the Government and, if so, that the Government may have certain rights relative thereto. This Agreement is explicitly made subject to the Government’s rights under any such agreement and any applicable law or regulation. To the extent that there is a conflict between any such agreement, applicable law or regulation and this Agreement, the terms of such Government agreement, applicable law or regulation shall prevail. Licensee agrees that Licensed Products used or Sold in the United States will be manufactured substantially in the United States, unless a written waiver is obtained in advance from the Government.

13.3	LICENSEE UNDERSTANDS AND AGREES THAT BOARD AND MD ANDERSON, BY THIS AGREEMENT, MAKE NO REPRESENTATION AS TO THE OPERABILITY OR FITNESS FOR ANY USE, SAFETY, EFFICACY, APPROVABILITY BY REGULATORY AUTHORITIES, TIME AND COST OF DEVELOPMENT, PATENTABILITY, AND/OR BREADTH OF THE LICENSED SUBJECT MATTER. BOARD AND MD ANDERSON, BY THIS AGREEMENT, ALSO MAKE NO REPRESENTATION AS TO WHETHER ANY PATENT COVERED BY PATENT RIGHTS IS VALID OR AS TO WHETHER THERE ARE ANY PATENTS NOW HELD, OR WHICH WILL BE HELD, BY OTHERS OR BY BOARD OR MD ANDERSON IN THE LICENSED FIELD, NOR DO BOARD AND MD ANDERSON MAKE ANY REPRESENTATION THAT THE INVENTIONS CONTAINED IN PATENT RIGHTS DO NOT INFRINGE ANY OTHER PATENTS NOW HELD OR THAT WILL BE HELD BY OTHERS OR BY BOARD.

13.4	Licensee, by execution hereof, acknowledges, covenants and agrees that Licensee has not been induced in any way by Board, System, MD Anderson or employees thereof to enter into this Agreement, and further warrants and represents that (a) Licensee is entering into this Agreement voluntarily; (b) Licensee has conducted sufficient due diligence with respect to all items and issues pertaining to this Agreement; and (c) Licensee has adequate knowledge and expertise, or has used knowledgeable and expert consultants, to adequately conduct such due diligence, and agrees to accept all risks inherent herein.

XIV. General

14.1	This Agreement, and all claims arising out of or relating thereto, together with any exhibits and/or fully executed amendments hereto, constitutes the entire and only agreement between the parties for Licensed Subject Matter and all other prior negotiations, representations, agreements and understandings related to the subject matter of this Agreement are superseded hereby. Neither party has relied on any such prior communication in entering into this Agreement. No agreements altering or supplementing the terms hereof will be made except by a written document signed by both parties.

14.2	Any notice required by this Agreement shall be in writing and shall be deemed to have been sufficiently given for all purposes thereof when sent by first class mail or reputable international courier (e.g., Federal Express or UPS) and shall be evidenced by the postmark at the point of mailing or by the dated delivery receipt of the courier. All notices and any correspondence respecting this Agreement shall be transmitted as follows:

To MD Anderson, if by mail:

The University of Texas M. D. Anderson Cancer Center

Strategic Industry Ventures/Office of Technology Commercialization

Unit 1669

P.O. Box 301407

Houston, Texas 77230-1407

To MD Anderson, if by courier:

The University of Texas M. D. Anderson Cancer Center

Strategic Industry Ventures/Office of Technology Commercialization

1MC9.2216

7007 Bertner Avenue

Houston, Texas 77030-3907

To Licensee by mail or courier:

Citius Pharmaceuticals, Inc.

11 Commerce Drive, First Floor

Cranford, NJ 07016

Attn: Myron Holubiak, CEO

or other addresses as may be given from time to time under the terms of this notice provision.

Communications regarding patent prosecution may be transmitted by electronic mail.  For such communications to MD Anderson sent via electronic mail, the electronic mail shall be addressed or copied to patentmail@mdanderson.org.

14.3	Licensee must comply with all applicable federal, state and local laws and regulations in connection with its activities pursuant to this Agreement or Licensed Subject Matter, including U.S. Export Administration Regulations, as well as end-user, end-use, and destination restrictions applied by the United States. Licensee acknowledges that the Licensed Subject Matter is subject to U.S. export control jurisdiction.

14.4	This Agreement and all claims arising out of or relating thereto will be governed, construed and enforced in accordance with the laws of the United States of America and of the State of Texas, without regard to its conflict of law provisions. The Texas State Courts of Harris County, Texas (or, if there is exclusive federal jurisdiction, the United States District Court for the Southern District of Texas) shall have exclusive jurisdiction and venue over any dispute arising out of this Agreement, and Licensee consents to the jurisdiction and venue of such courts and hereby explicitly waives the rights to any other venue to which it might be entitled by cause of action, domicile or otherwise.

14.5	Notwithstanding the foregoing, to the extent that Chapter 2260, Texas Government Code, as it may be amended from time to time (“Chapter 2260”), is applicable to this Agreement, Licensee acknowledges and agrees that the dispute resolution process provided for in Chapter 2260 shall be Licensee’s sole and exclusive process for seeking a remedy for any and all alleged breaches of the Agreement by Board and/or MD Anderson or the State of Texas.

14.6	Failure any party to enforce a right under this Agreement will not act as a waiver of right or the ability to later assert that right relative to the particular situation involved.

14.7	Headings included herein are for convenience only and will not be used to construe this Agreement. The Parties acknowledge and agree that both Parties substantially participated in negotiating the provisions of this Agreement; therefore, both Parties agree that any ambiguity in this Agreement shall not be construed more favorably toward one Party than the other Party, regardless of which Party primarily drafted this Agreement.

14.8	If any provision of this Agreement is for any reason found to be invalid or unenforceable, such provision shall be interpreted to fulfill its intended purpose to the maximum extent permitted by applicable law and all other provisions of this Agreement nevertheless will remain enforceable.

14.9	If Licensee desires to sponsor research for or related to the Licensed Subject Matter, Licensee (a) will notify MD Anderson in writing of all opportunities to conduct this sponsored research (including clinical trials, if applicable), (b) will solicit research and/or clinical proposals from MD Anderson for this purpose, and (c) will give good faith consideration to funding the proposals at MD Anderson.

14.10	This Agreement may be executed in one (1) or more counterparts, by original, facsimile or PDF signature, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures to this Agreement transmitted by facsimile, by email in “portable document format” (“.pdf”), or by any other electronic means intended to preserve the original graphic and pictorial appearance of this Agreement shall have the same effect as physical delivery of the paper document bearing original signature. In the event signatures are exchanged by facsimile and/or in “.pdf” format, each party shall thereafter promptly provide an original signature page to the other party.

14.11	MD Anderson, as an agency of the State of Texas and a member institution of The University of Texas System, is subject to the constitution and laws of the State of Texas and, under the constitution and laws of the State of Texas, possesses certain rights and privileges, is subject to certain limitations and restrictions, and only has such authority as is granted under the constitution and laws of the State of Texas. Notwithstanding anything to the contrary herein, nothing in this Agreement shall obligate The University of Texas System, The Board of Regents of The University of Texas System, MD Anderson, or any other agency of The State of Texas to join, or permit the use of its name or otherwise participate, as a litigant in any litigation or adversarial judicial proceeding. Moreover, notwithstanding the generality or specificity of any provision of this Agreement, the provisions of this Agreement as they pertain to MD Anderson are enforceable only to the extent authorized by the constitution and laws of the State of Texas. No party to this Agreement will be required to perform or commit any act or omission that would violate any applicable law, including the constitution and laws of the State of Texas. Nothing in this Agreement shall be deemed as a waiver by Board, System or MD Anderson of its sovereign immunity.

[Signatures Appear on Following Pages]

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Agreement.

BOARD OF REGENTS OF THE UNIVERSITY OF TEXAS System, on behalf of THE UNIVERSITY OF TEXAS M. D. ANDERSON CANCER CENTER

By

Printed Name:

Title:

Date:_______________

Approved as to Content:

By
Ferran Prat, J.D., Ph.D. Senior Vice President Research Administration & Industry Relations M. D. Anderson Cancer Center

Date:________________

Licensee: Citius Pharmaceuticals, Inc.

By

Printed Name:

Title:

Date: ________________

EXHIBIT I

MDA No.	Creators (Include M.D.)	IDR Title	All U.S. and foreign patent application/patent numbers (country code and serial number – only include pending or issued applications)
MDA13-011	Issam Raad, MD Joel Rosenblatt, PhD Andrew Dennis, PhD George Viola, MD Jesse Selber, MD	Method for Applying a Conformal Liquid Coating to an Implant	61/813,564 (US Prov.) PCT/US2014/034556 (PCT) 9,849,217 (US Issued) 15/820,154 (US Divisional)

i